Exhibit 99.1

PRESS RELEASE

Gulfstream International Group, Inc. Announces Operating Profitability

for the Fourth Quarter of 2008, Before Non-Cash Charges

Fort Lauderdale, Florida, April 1, 2009 — Gulfstream International Group, Inc. (NYSE Amex: GIA) today reported financial results for the fourth quarter and year ended December 31, 2008. Significant highlights include the following:

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Gulfstream reported pre-tax operating income of $516,000 for the fourth quarter of 2008, compared to an operating loss of $3,890,000 for the comparable quarter last year, before non-cash charges in both periods.

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In response to the extraordinary increase in fuel during 2008 and a weakening economy, Gulfstream significantly strengthened its liquidity position during the year by selling its fleet of eight Embraer aircraft, raising net proceeds of $5.1 million; securing $6.1 million of additional debt financing; and restructuring creditor obligations exceeding $7 million.

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Gulfstream’s record operating profit in the fourth quarter of 2008 resulted from reducing network capacity by 35-40%; redeploying aircraft to more profitable routes; increasing average fares and initiating excess baggage fees; and implementing significant structural and capacity-related cost reductions throughout the organization.

For the year, Gulfstream reported a 2008 net loss of $14.8 million ($5.00 diluted loss per share), and a fourth quarter net loss of $5.9 million ($1.99 diluted loss per share). The net loss in 2008 was significantly affected by three non-cash charges totaling $11.5 million, the latter two of which also impacted the fourth quarter:

(1) a pre-tax $4.8 million non-recurring loss related to the sale of aircraft;

(2) a goodwill impairment pre-tax charge of $2.7 million relating to the training academy; and

(3) a deferred tax valuation allowance of $4.0 million.

Commenting on Gulfstream’s 2008 operating results, David F. Hackett, President and Chief Executive Officer, stated, “2008 was a very challenging year for the airline industry and for Gulfstream, due primarily to the extraordinary increases in jet fuel prices and a weakening economy. In response to these challenges, we adopted an aggressive business plan early in the year to strengthen liquidity and improve profitability. As a result of capacity and cost reductions, as well as revenue improvement initiatives, Gulfstream returned to operating profitability in the fourth quarter of 2008. We believe we are now positioned to benefit from lower and more stable jet fuel prices; higher average fares and excess baggage fees; and improved cost efficiency. I would like to extend personal thanks to my co-workers whose hard work and dedication enabled us to overcome the challenges of the past year.”

In conjunction with the sale of the Embraer aircraft, Gulfstream also restructured its route network, reducing flight capacity (available seat miles) by 35-40% , and eliminating city pairs that were no longer profitable due to the extraordinary rise in jet fuel prices through July 2008. Aircraft were also redeployed to more profitable routes by initiating service in September 2008 between Continental Airline’s Cleveland hub and five smaller cities in Pennsylvania, New York and West Virginia as a result of Essential Air Service routes awarded to Gulfstream by the Department of Transportation.

Unit operating cost (cost per available seat mile) remained higher than unit revenue (revenue per available seat mile) throughout most of 2008. The unprecedented rise in fuel prices in the first half of 2008 resulted in a 49.8% annual increase in fuel cost per available seat mile compared to 2007. In addition, the rate of overall cost reductions during the year lagged capacity-related revenue reductions, because of the complexities and inherent delays associated with introducing extensive schedule changes, implementing price increases and completing staff reductions and retraining procedures.

The following factors are expected to have a significant impact on Gulfstream’s 2009 operating performance, similar to the year-over-year improvement in operating income achieved during the fourth quarter of 2008:

•	After peaking in July 2008, the price of jet fuel declined dramatically during the second half of 2008. The price of jet fuel is now lower than it was a year ago;
•	The sale of the fleet of Embraer aircraft will result in lower engine maintenance costs in 2009;
•	Lift capacity was reduced (ASMs, or available seat miles) by 35-40% in October 2008 to enable balancing our capacity to reduced demand resulting from a rapidly declining economy;
•	Average ticket prices were increased and excess baggage fees were initiated;
•	Aircraft were redeployed to more profitable routes; and
•	Substantial structural and capacity-related cost reductions were implemented during 2008.

About Gulfstream International Group, Inc.

Gulfstream International Group, Inc. is a holding company that operates two independent subsidiaries: Gulfstream International Airlines, Inc. (“Gulfstream”) and Gulfstream Training Academy, Inc. (the “Academy”). Gulfstream is a commercial airline currently operating more than 150 scheduled flights per day, serving nine destinations in Florida, ten destinations in the Bahamas, and five destinations from Continental Airline’s Cleveland hub under the Department of Transportation’s Essential Air Service Program. The Academy provides flight training services to licensed commercial pilots. For more information on the company, visit the company’s website at http://www.gulfstreamair.com.

Special Note Regarding Forward-Looking Statements

In addition to historical information, this release contains forward-looking statements. Gulfstream may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things: its business strategy; its value proposition; the market opportunity for its services, including expected demand for its services; information regarding the replacement, deployment, acquisition and financing of certain numbers and types of aircraft, and projected expenses associated therewith; costs of compliance with FAA regulations, Department of Homeland Security regulations and other rules and acts of Congress; the ability to pass taxes, fuel costs, inflation, and various expenses to its customers; certain projected financial obligations; estimates regarding capital requirements; and any other plans, objectives, expectations and intentions contained in this release that are not historical facts.

These statements, in addition to statements made in conjunction with the words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions, are forward-looking statements. These statements relate to future events or future financial performance and only reflect management’s expectations and estimates. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Gulfstream as of such date. The following is a list of factors, among others, that could cause actual results to differ materially from the forward-looking statements: changes to external competitive, business, budgeting, fuel cost or supply, weather or economic conditions; changes in its relationships with employees or code share partners; availability and cost of funds for financing new aircraft and the ability to profitably manage its existing fleet; adverse reaction and publicity that might result from any accidents; the impact of current or future laws and government investigations and regulations affecting the airline industry and its operations; additional terrorist attacks; and consumer unwillingness to incur greater costs for flights.

Gulfstream assumes no obligation to update any forward-looking statement. Risk factors, cautionary statements and other conditions which could cause actual results to differ from management’s current expectations are contained in Gulfstream's filings with the Securities and Exchange Commission, including Part I, Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the Year Ended December 31, 2008.

Contact: Robert M. Brown, Chief Financial Officer, (954) 985-1500 (x236).

CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2008	2007	2008
Operating Revenues
Passenger revenue	$22,498	$16,421	$104,230	$88,526
Academy, charter and other revenue	3,123	5,462	8,066	16,730
Total Operating Revenues	25,621	21,883	112,296	105,256

Operating Expenses
Flight operations	3,935	2,966	13,794	13,177
Aircraft fuel	6,892	5,018	25,774	30,350
Maintenance	6,758	5,608	24,574	24,478
Passenger and traffic service	5,488	4,164	23,312	21,759
Aircraft rent	1,659	892	6,430	5,593
Promotion and sales	1,805	1,035	7,782	6,623
General and administrative	2,015	1,611	7,325	7,110
Depreciation and amortization	959	282	3,761	2,754
Goodwill impairment	2,391	2,703	2,391	2,703
Loss (gain) on sale of equipment	–	(209)	–	4,754
Total Operating Expenses	31,902	24,070	115,143	119,301

Operating loss	(6,281)	(2,187)	(2,847)	(14,045)

Non-operating (Expense) Income
Interest expense	(263)	(900)	(1,146)	(1,306)
Interest Income	141	4	141	38
Loss on extinguishment of debt	(174)	–	(174)	–
Other income	(69)	28	86	5
Total non-operating expense	(365)	(868)	(1,093)	(1,263)

Loss before provision for income taxes	(6,646)	(3,055)	(3,940)	(15,308)
Income tax provision (benefit)	(1,860)	2,835	(834)	(509)

Net Loss	$(4,786)	$(5,890)	$(3,106)	$(14,799)
Net loss per share:
Basic	$(2.18)	$(1.99)	$(1.50)	$(5.00)
Diluted	$(2.18)	$(1.99)	$(1.52)	$(5.00)
Shares used in calculating net loss per share:
Basic	2,196	2,959	2,075	2,957
Diluted	2,196	2,959	2,075	2,957

GULFSTREAM INTERNATIONAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	As of December 31,
	2007	2008

Assets
Cash and cash equivalents	$3,938	$3,215
Accounts receivable, net	2,910	4,205
Due from related entity	640	–
Expendable parts	1,951	1,194
Prepaid expenses	539	648
Total Current Assets	9,978	9,262

Property and Equipment
Flight equipment	23,855	3,366
Other property and equipment	1,533	1,373
Less - accumulated depreciation	(5,390)	(1,946)
Property and Equipment, net	19,998	2,793

Intangible assets, net	4,053	3,778
Goodwill	2,703	–
Deferred tax assets	1,509	2,032
Other assets	1,180	1,505
Total Assets	$39,421	$19,370

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	$15,869	$9,566
Accounts payable - restructured, current portion	–	2,432
Long-term debt, current portion	2,268	529
Engine return liability, current portion	3,300	2,263
Air traffic liability	1,270	1,491
Deferred tuition revenue	408	728
Total Current Liabilities	23,115	17,009

Long-term Liabilities
Accounts payable - restructured, net of current portion	–	1,486
Long-term debt, net of current portion	6,415	2,849
Engine return liability, net of current portion	490	461
Warrant liability	–	2,229
Total Liabilities	30,020	24,035

Commitments and Contingencies

Stockholders' Equity (Deficit)
Common stock	28	30
Additional paid-in capital	12,234	13,088
Common stock warrants	61	252
Accumulated deficit	(2,922)	(17,721)
Accumulated other comprehensive loss	–	(314)
Total Stockholders' Equity (Deficit)	9,401	(4,665)
Total Liabilities & Stockholders' Equity (Deficit)	$39,421	$19,370

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